UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported)
December 16, 2021

MICROCHIP TECHNOLOGY INCORPORATED
(Exact Name Of Registrant As Specified In Its Charter)

Delaware	0-21184	86-0629024
(State Or Other Jurisdiction Of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

2355 West Chandler Boulevard, Chandler, Arizona 85224-6199
(Address Of Principal Executive Offices, Including Zip Code)

(480) 792-7200
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	MCHP	NASDAQ Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On December 16, 2021 (the “Effective Date”), Microchip Technology Incorporated, a Delaware corporation (the “Company”), entered into an Amended and Restated Credit Agreement (the “Restated Credit Agreement”) pursuant to which its existing Amended and Restated Credit Agreement, dated as of May 9, 2018, as amended prior to the Effective Date (the “Existing Credit Agreement”), by and among the Company, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, was amended and restated in its entirety. The Restated Credit Agreement provides for an unsecured revolving loan facility (the “Revolving Loans”) in an aggregate principal amount of up to $2,750.0 million, with a $250.0 million foreign currency sublimit, a $25.0 million letter of credit sublimit and a $20.0 million swingline loan sublimit. As of December 16, 2021, there were approximately $1,826.0 million of Revolving Loans and $7.4 million in aggregate face amount of letters of credit outstanding under the Restated Credit Agreement. The proceeds of loans made under the Restated Credit Agreement may be used for working capital and general corporate purposes.

The Revolving Loans bear interest, at the Company’s option, at the base rate plus a spread of 0.125% to 0.50%, an adjusted daily simple SOFR rate (or SONIA rate in the case of loans denominated in pounds sterling) plus a spread of 1.125% to 1.50%, or an adjusted term SOFR or adjusted EURIBOR rate (based on one, three or six-month interest periods) plus a spread of 1.125% to 1.50%, in each case, with such spread being determined based on the credit ratings for certain of the Company’s senior, unsecured debt. The base rate means the highest of the prime rate, the federal funds rate plus a margin equal to 0.50% and the adjusted term SOFR rate for a 1-month interest period plus a margin equal to 1.00%. Interest is due and payable in arrears quarterly for loans bearing interest at the base rate and at the end of an interest period (or at each three-month interval in the case of loans with interest periods greater than three months) in the case of loans bearing interest at the adjusted term SOFR or adjusted EURIBOR rates. The Company is also obligated to pay other customary closing fees, arrangement fees, administration fees, commitment fees and letter of credit fees for a credit facility of this size and type.

The Company may borrow, repay and reborrow Revolving Loans until December 16, 2026, at which time the commitments will terminate and all outstanding loans, together with all accrued and unpaid interest, must be repaid. Amounts not borrowed under the Restated Credit Agreement will be subject to a commitment fee, payable in arrears on the last day of each fiscal quarter, ranging from 0.11% to 0.225% per annum determined based on the credit ratings for certain of the Company’s senior, unsecured debt. The Company may prepay the revolving loans and terminate the revolving loan commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions, including minimum amounts and reimbursement of certain costs in the case of prepayments of adjusted term SOFR or adjusted EURIBOR loans.

The Amended and Restated Credit Agreement also permits the Company to add one or more incremental term loan facilities and/or increase the revolving loan commitments under the Restated Credit Agreement from time to time, so long as the aggregate amount of such increases or additional term loans does not exceed $750.0 million, subject, in each case, to the receipt of additional commitments from existing and/or new lenders and pro forma compliance with the financial covenants set forth in the Restated Credit Agreement.

The Company’s obligations under the Restated Credit Agreement are guaranteed by certain of its subsidiaries meeting materiality thresholds set forth in the Restated Credit Agreement.

The Restated Credit Agreement contains customary affirmative and negative covenants, including covenants that limit or restrict the Company and its subsidiaries’ ability to, among other things, incur subsidiary indebtedness, grant liens, merge or consolidate, dispose of substantially all assets of the Company and its subsidiaries, taken as a whole, make investments, make acquisitions, enter into certain transactions with affiliates, pay dividends or make distributions, repurchase stock, and enter into restrictive agreements, in each case subject to customary exceptions for a credit facility of this size and type. The Restated Credit Agreement also includes financial maintenance covenants, requiring the Company to maintain compliance with a maximum total leverage ratio and a consolidated minimum interest coverage ratio, each determined in accordance with the terms of the Restated Credit Agreement.

The Restated Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Restated Credit Agreement. Under certain circumstances, a default interest rate will apply on all obligations during the existence of an event of default under the Restated Credit Agreement at a per annum rate equal to 2.00% above the applicable interest rate for any overdue principal and 2.00% above the rate applicable for base rate loans for any other overdue amounts.

Certain of the lenders under the Restated Credit Agreement and their affiliates have engaged in, and may in the future engage in, investment banking, commercial lending and other commercial dealings in the ordinary course of business with the Company or the Company’s affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The foregoing description of the Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Restated Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Exhibit Description
10.1
Amended and Restated Credit Agreement, dated as of December 16, 2021, by and among Microchip Technology Incorporated, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microchip Technology Incorporated

Date: December 16, 2021

By:	/s/ J. Eric Bjornholt
J. Eric Bjornholt
Sr. Vice President, Chief Financial Officer